PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
          Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone:  315 343 4100

BRIDGE STREET FINANCIAL, INC. REPORTS THE PROPOSED ACQUISITION OF LADD'S INSURANCE AGENCY, INC.


OSWEGO, NEW YORK MARCH 1, 2005. Bridge Street Financial, Inc. (the "Company") (NASDAQ: OCNB), the holding company for Oswego County National Bank (the "Bank"), reported that it has signed an agreement to acquire the Ladd's Insurance Agency, Inc. (Ladd's) located at 401 South Main Street in North Syracuse, New York. Robert J. Rowe, President of Ladd's will continue in that position and all staff at Ladd's will continue with their duties. Ladd's is a full service insurance agency assisting consumers and businesses with a full line of insurance services. In addition to the North Syracuse location Ladd's also has a location at 17 East Genesee Street in Auburn, New York. The transaction is expected to be finalized soon.

Gregory J. Kreis, President & CEO of Bridge Street Financial said that, "We are very pleased and excited to welcome the Ladd's Agency to our Company. Mr. Rowe and his staff share the same desire to provide outstanding customer service that we do at OCNB. We have been looking to acquire an insurance agency for some time but wanted to be sure that the agency would share a philosophy of providing excellent service and in Ladd's, we have found that agency. Mr. Rowe and his team have been providing excellent insurance services to the area for the past 24 years."

Mr. Kreis went on to say that, "Having an insurance agency like Ladd's as part of our Company will allow us to offer yet another financial service line of products to our growing customer base in Oswego and Onondaga Counties. Ladd's in turn will benefit from OCNB's customer base for enhanced sales opportunities. We look forward to working with Mr. Rowe and his team of insurance professionals."

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and assumptions made by management. Words such as "anticipates", "expects", "intends", "plans", "believes", "seems", "estimates", or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.